Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-50480, 33-85330, 33-97176, 333-33891, 333-80663, 333-61132, and 333-97375) and on Form S-3 (File No. 333-74464) of Regeneron Pharmaceuticals, Inc., of our report, which is based in part on the report of other auditors, dated January 30, 2004, except for the last paragraph of Note 11b, as to which the date is February 27, 2004, relating to the financial statements which appear in this Annual Report on Form 10-K/A.

PricewaterhouseCoopers LLP

New York, New York

March 19, 2004